UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2007

WAVELIT, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-90618	98-0358149
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Suite 150 – 1152 Mainland Street, Vancouver, BC, Canada                                                                                                        V6B 4X2
(Address of principal executive offices)                                                                                                                                             (Zip Code)

Registrant’s telephone number, including area code 604-682-1442

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers;Election of Directors;Appointment of Principal Officers.

On October 2, 2007, the Board of Directors of the registrant appointed James Peter Matheson as Director and appointed Kurt Albert Pichler as Director.  Mr. Matheson will serve as the Board’s Secretary and Mr. Pichler will serve as the Board’s Treasurer.

The Board of Directors shall now consist of three (3) members: Kent Douglas Vaesen, President; James Peter Matheson, Secretary; and Kurt Albert Pichler, Treasurer.

Mr. James P. Matheson (41) has been working in the securities industry and active as a private investor for several years in various private / public ventures. James has been consulting small and micro-cap companies for years providing advise, arranging financings and marketing activities in the US and Europe as he aids in their preparation and development for senior exchange listing.  Recently he has focused on identifying prime acquisition targets in China and in North America. His background, capital markets experience and market knowledge will be an asset to every company he is involved in.

Mr. Kurt A. Pichler (30) has several years of entrepreneurial business and management experience. He has been involved in venture capital, investment banking, marketing, strategic planning, M&A, import / export, and business development. Kurt has resided in both Korea and China which has resulted in the ability to speak fluent Korean and intermediate Mandarin Chinese.  More recently he has been intimately involved in financing, restructuring, and consulting of small and micro-cap companies through the process of sourcing and completing the acquisition and merge of several assets primarily in China. Kurt focuses on capital markets and especially international capital markets and marketing activities in China and Europe and is also involved with financing and structuring of new IPOs in both the US and Europe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVELIT, INC.
(Registrant)

By: /s/ Kent Vaesen
(Kent Vaesen, Chief Executive Officer)

Dated: October 5, 2007